EX-99.77I: Terms of new or amended securities

Williams Capital Shares were created during the period covered by the N-SAR for the Trust’s Prime Obligations and U.S. Government Select Portfolios. This class is described in the prospectus and statement of additional information for the Williams Capital Shares Class of the Prime Obligations and U.S. Government Select Portfolios filed on September 5, 2014 (Accession No. 000-1193125-14-333801). The U.S. Government Select Portfolio issued Williams Capital Shares during this period.